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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY


DAP Acceptance Corporation
      State of Incorporation: Delaware

DAP Management Services Corporation
      State of Incorporation: Florida

DAP Asset Management Inc.
      State of Incorporation: Delaware

DAP Licensing Company
      State of Incorporation: Delaware

Discount Auto Parts Distribution Center Inc.
      State of Incorporation: Mississippi